Exhibit 15

FINANCIAL STATEMENT SCHEDULES

MILLIONS OF DOLLARS
(unaudited)

FIVE-YEAR SUMMARY OF FINANCIAL AND OPERATING DATA

	2008	2007	2006	2005	2004
Results from Operations:
Revenues	$324.6	$453.4	$417.8	$354.0	$312.6
Income from Operations	(30.7)	67.3	80.2	79.2	74.5
Dividends paid	14.8	400.0	-	-	-

Percentage of income to average shareowner’s equity	(11.4%)	15.5%	14.4%	16.8%	19.3%

Financial Data:
Finance Receivables, net	$3,090.2	$3,732.7	$3,993.4	$3,410.2	$3,020.7
Total assets	4,125.0	4,736.2	5,544.1	4,588.3	3,945.5

Total senior & secured borrowings	3,679.1	4,269.1	4,775.7	3,962.1	3,319.4
Shareholder’s equity	272.6	268.1	599.3	512.9	432.0

Debt to equity ratio	13.5:1	15.9:1	8.0:1	7.7:1	7.7:1

Number of employees at October 31	318	308	300	283	260

Exhibit 15

FINANCIAL STATEMENT SCHEDULES

MILLIONS OF DOLLARS
          (unaudited)

Gross Finance Receivables and Leases Originated:	2008	2007	2006	2005	2004
Wholesale notes	$3,524.5	$4,007.0	$6,256.6	$5,296.4	$4,312.4
Retail notes and leases:
New equipment	753.5	1,150.7	1,590.5	1,604.4	1,343.7
Used equipment	237.4	253.4	318.2	283.9	264.8
Total	990.9	1,404.1	1,908.7	1,888.3	1,608.5

Total	$4,515.4	$5,411.1	$8,165.3	$7,184.7	$5,920.9

Serviced Retail Notes and Leases with Installments Past Due Over 60 days:	2008	2007	2006	2005	2004
Original amount of notes and leases	$46.2	$35.7	$21.8	$34.1	$28.3
Balance of notes and leases	17.2	17.1	9.5	12.7	9.7
Balance as a percentage of total outstanding notes and leases	0.51%	0.44%	0.25%	0.35%	0.30%

Serviced Retail Notes and Leases Repossessions:	2008	2007	2006	2005	2004
Retail note and lease repossessions acquired as a percentage of average serviced retail note and lease balances	3.63%	1.27%	0.76%	0.86%	1.42%
Acquisitions of vehicle inventory	$121.3	$49.6	$28.9	$49.4	$40.0
Vehicle inventory, end of period	42.0	23.2	5.2	8.4	26.6

Exhibit 15

FINANCIAL STATEMENT SCHEDULES

MILLIONS OF DOLLARS
(unaudited)

Credit Loss Experience on Serviced Receivables:	2008	2007	2006	2005	2004
NFC
Net losses (recoveries):
Retail notes and leases:	$25.4	$10.0	$6.7	$5.7	$10.5
Wholesale notes	1.8	1.0	0.0	0.0	0.0
Accounts	0.5	0.0	0.0	0.1	1.9
Total	$27.7	$11.0	$6.7	$5.7	$12.4

Navistar, Inc.
Net losses (recoveries):
Retail notes and leases:	$9.0	$6.0	$2.6	$6.6	$10.4
Total	$36.7	$16.9	$9.7	$13.5	$22.8

NFC
Percent net losses (recoveries) to liquidations:
Retail notes and leases:	1.91%	0.63%	0.46%	0.50%	0.80%
Wholesale notes	0.07%	0.02%	(0.01)%	0.00%	0.00%

Navistar, Inc.
Percent net losses (recoveries) to liquidations:
Retail notes and leases:	1.07%	0.38%	0.17%	0.49%	0.79%

NFC
Percent net losses (recoveries) to related average gross portfolio outstanding:
Retail notes and leases:	0.97%	0.25%	0.19%	0.20%	0.36%
Wholesale notes	0.17%	0.06%	0.00%	0.00%	0.00%
Accounts	0.50%	0.02%	0.00%	0.00%	0.05%

Navistar, Inc.
Percent net losses (recoveries) to related average gross portfolio outstanding:
Retail notes and leases:	0.54%	0.15%	0.07%	0.20%	0.35%